                                                             EXHIBIT 10.6

                                FIRST AMENDMENT
                              TO FIRST ADDENDUM TO
                       RENTRAK NATIONAL ACCOUNT AGREEMENT
                                      and
                                FIRST AMENDMENT
                                       TO
                               SECURITY AGREEMENT

        This First Amendment to First Addendum to Rentrak National Account Agreement and First Amendment to Security Agreement is made and entered into as of this 27th day of December, 1995, by and among Rentrak Corporation, an Oregon corporation ("Rentrak"), Roadrunner Video Enterprises, Inc., a Kentucky corporation with its principal place of business located at 819 South Floyd Street, Louisville, Kentucky 40203 ("Roadrunner"), Coyote Enterprises, Inc., a Kentucky corporation ("Coyote"), Roadrunner Video Group, Inc. ("RVG"), formerly Business Data Group, Inc., a Delaware corporation, and Terry W. Schneider ("Schneider"), individually and as guarantor of the PPT Agreement pursuant to the Guaranty dated June 6, 1994. Roadrunner, Coyote and RVG are hereinafter referred to individually and collectively as "Retailer."

                                  WITNESSETH:

        WHEREAS, Retailer currently owes Rentrak $15,867.00 in past due accounts receivable for product acquired under the PPT system and a sum to be determined as set forth below for Cassettes that are missing and/or were improperly transferred recorded; and

        WHEREAS, Retailer owes Rentrak $218,618.20 in amounts due on invoices related to the ABC DataTrak system, check posting errors and related items; and

        WHEREAS, Retailer is obligated to order Cassettes pursuant to a National Account Agreement dated June 6, 1994, as modified and supplemented by a First Addendum to the National Account Agreement (the "First Addendum") dated June 6, 1994, as modified by a Letter Agreement dated October 10, 1994, and further modified by an Agreement dated June 28, 1995 (collectively the "PPT Agreement"); and

        WHEREAS, Rentrak, Roadrunner and Schneider are parties to a Revolving Credit Agreement dated as of June 6, 1994 (the "Revolving Credit Agreement"), and Roadrunner and Schneider are obligated to Rentrak pursuant to loans advanced thereunder with present balances of $328,679.04 ("Note 1") and $26,011.65 ("Note 2") (collectively, Notes 1 and 2 may be referred to as the "Existing Notes"); and

        WHEREAS, the parties hereto desire to convert all past due accounts receivable, the Existing Notes, and other amounts owed to Rentrak as further described herein, into a single promissory note owed to Rentrak by Retailer and otherwise to modify the PPT Agreement and the Revolving Credit Agreement as set forth herein;


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     NOW, THEREFORE, for and in consideration of the premises, mutual promises hereafter contained, the sum of One Hundred Thousand Dollars ($100,000) paid upon execution hereof by forgiveness of accounts receivable in that amount, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby acknowledge and agree as follows:


                                   AGREEMENT

     1. Pursuant to a promissory note (the "Receivables Note") dated of even date herewith, a copy of which is attached hereto as Exhibit A, Retailer promises to pay to Rentrak $489,175.89 which amount represents the $118,618.20 in past due accounts receivable which amount includes a $100,000 credit against such receivables, and $15,867.00 in other amounts due Rentrak for invoices as described above, and $354,690.69 as the amounts due on the Existing Notes. The indebtedness represented by the Receivables Note shall be secured by the Security Agreement, dated June 6, 1994 (the "Security Agreement"), and the security interest created by such Security Agreement is perfected by the UCC-1 financing statements filed in connection therewith and the Receivables Note is guaranteed pursuant to the Guaranty, dated June 6, 1994.


     2. Further, RVG acknowledges that it (under its former name of Business Data Group, Inc., a Delaware corporation) shall be treated as an original signatory to the Revolving Credit Agreement and the Security Agreement, and RVG agrees to execute all such UCC-1 financing statements and any other documents as shall be necessary or desirable to evidence or perfect such security interest. Retailer further agrees with Rentrak and covenants that Retailer shall, on or before December 15, 1995, ship to Rentrak's Wilmington, Ohio distribution center (freight prepaid, at Retailer's expense) all Cassettes currently warehoused by Retailer. Rentrak shall audit all Cassettes upon receipt, the results of which audit shall be conclusive as to the Cassettes. Based on such audit, Rentrak shall adjust charges (currently in the amount of $123,234.70) against Retailer by reversing sell-through charges for the returned Cassettes, but charging Retailer for all lost or missing Cassettes. On January 12, 1996, the amount determined by such audit, together with the balance of all existing outstanding advances under the Receivables Note and the Second Secured Note, and those sums found to be due to Rentrak as the result of Rentrak's August 31, 1995, audit reconciliation of Retailer, or otherwise due to Rentrak pursuant to this Section 2, shall become due and payable and shall be evidenced by one or more notes incorporating all such sums. The new note(s) (the "Rewritten Note(s)") This new note (the "Rewritten Note") shall be subject to all the terms and conditions of the PPT Agreement, the Revolving Credit Agreement, and the Security Agreement referenced above, and shall be repayable on a payment schedule which shall be over such term and in such amounts as shall be determined by Rentrak.


     3. Retailer covenants and agrees with Rentrak to remain current on all accounts receivable pursuant to the terms of trade set forth in the PPT Agreement. Each and every instance in which Retailer fails to pay when due any accounts receivable owed Rentrak or any interest or principal owed to Rentrak pursuant to any promissory note or other obligation may be hereinafter referenced to as a Payment Default. In the event of a Payment Default, Rentrak may stop all shipments of Product under the PPT system and shall have no further obligation to ship Product until such time as Retailer has paid Rentrak all amounts due with

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respect to all obligations of Retailer under the PPT Agreement and all accounts receivable of and notes payable to Rentrak, including but not limited to, any and all principal, interest and penalties due. Notwithstanding Rentrak's election not to ship product as a result of a Payment Default, all of Retailer's obligations under the PPT Agreement including but not limited to the Purchase Requirement and Retailer's other obligations under the PPT Agreement and this First Amendment, including but not limited to, paying Rentrak on an annual basis an amount equal to the Purchase Requirement shall remain in effect throughout the term of the PPT Agreement (including any extension thereof).

        4. Coyote currently owns and operates ten Retail Locations, the locations and addresses of which are listed on Exhibit B. Retailer has failed to cause these Retail Locations to become active on PPT as required by the PPT Agreement. Coyote shall be deemed a Retailer for purposes of the PPT Agreement and this Amendment. Retailer currently has two Retail Locations using the ABC DataTrak system, the locations of which are also specified on Exhibit B. Retailer agrees that (a) all Coyote Retail Locations shall be active on PPT within thirty (30) days of the date of this Amendment, (b) Retailer shall cease using the ABC DataTrak system in any of its Retail Locations including the Coyote Retail Locations, and (c) all Retail Locations of Retailer and Coyote using the ABC DataTrak System shall be converted to Roadrunner's internally developed POS software system within thirty (30) days of the date of this Amendment (hereinafter collectively referred to as the "PPT Requirement"). The term "active" as used above, shall mean that Retailer has placed its first order on PPT, has all of the necessary computer hardware and software required by Rentrak to participate in the PPT System and is and continues to be on-line with the PPT system. Retailer and Schneider confirm, consent, and agree to the continued enforceability by Rentrak of the provisions contained in the Letter Agreement dated October 10, 1994, including, without limitation, all of those provisions set forth in Section 8 thereof as follows:

        For each day after January 31, 1995, in which any Roadrunner, Coyote, Choices Entertainment Corporation ("Choices"), or Video Knight store currently in operation is not active and ordering from Rentrak pursuant to the agreement, seven (7) days will be added to the term of the agreement for each day that each store is not in compliance (i.e., if five (5) stores are not in compliance for one day, the agreement expiration date and Roadrunner's obligations thereunder are extended from June 5, 2004, to July 10, 2004 (5 stores x 1 day x 7 days = 35 days). Stores acquired or opened in the future which are not "active" as required by Section 2 of the First Addendum within forty-five (45) days will add seven (7) days to the term for every day each store is not active on or before the forty-fifth (45th) day.

        Retailer and Schneider further confirm and agree that the above provisions of Section 8 apply to each and every location now or in the future owned or operated by Retailer, Schneider or any Affiliate of any of them.

        5. Section 5 of the First Addendum is amended in its entirety as follows:

        5(a).   For a period of five (5) years beginning on the date of the
        First Addendum, Retailer and its permitted legal representatives, successors and






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      assigns shall order and obtain exclusively from Rentrak (and Retailer shall cause its Affiliates to order and obtain from Rentrak) for all Retail Locations and Schneider shall cause Retailer and such other persons or entities that own, operate, manage or control such Retail Locations to order a sufficient volume of Cassettes of rental priced video titles or other media released to or otherwise made available under the PPT System ("Product") necessary to cause Retailer to pay Rentrak revenue sharing and handling fee payments that are equal on an annual basis to at least 12.5 percent of Retailer's gross retail revenues (the "Purchase Requirement"). The Purchase Requirement shall be effective as of June 28, 1995, and shall continue throughout the term of this PPT Agreement as such term may be extended as provided herein. The Purchase Requirement shall be prorated for any partial years during which the Purchase Requirement is in effect. Retailer's annual gross retail revenues shall be determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied and shall include rental revenues from all sources. To the extent Roadrunner's and Coyote's revenues are consolidated into RVG's revenues for accounting purposes, the Purchase Requirement shall not apply separately to Roadrunner and Coyote. If, however, such consolidation does not occur, the Purchase Requirement shall apply separately to RVG, Roadrunner and Coyote and their respective Affiliates. The determination of Retailer's gross retail revenues shall be based on audited financial statements certified by a nationally recognized independent account firm. Although, the Purchase Requirement is calculated on an annual basis, in order to ensure a minimum level of business on a monthly basis, Retailer agrees to acquire that amount of Product under PPI necessary to cause Retailer to pay Rentrak revenue sharing and handling fee payments on a monthly basis equal to at least 0.5 percent of Retailer's gross retail revenues (the "Minimum Monthly Requirement"), provided that meeting the Minimum Monthly Requirement shall not relieve Retailer from satisfying its annual Purchase Requirement obligation. If Retailer in any month fails to meet the Minimum Monthly Requirement, the term of this PPT Agreement and the purchase obligations contained thereunder shall be extended two (2) months for each month in which Retailer fails to satisfy the Minimum Monthly Requirement.


      (b) Rentrak shall have the right, upon five (5) business days' advance written notice, to independently audit, at its sole cost and expense, the books and records of Retailer in order to verify and confirm Retailer's retail revenues. As soon as they are available and publicly disclosed, but in no event later than ninety (90) days after the end of each calendar year, Retailer shall submit its audited financial statements (including balance sheet, income statement and statement of cash flow) to Rentrak. If Retailer fails to meet the Purchase Requirement for any given year (the "PPT Deficiency"), Rentrak shall provide Retailer with an invoice setting forth the amount of the PPT Deficiency. The PPT Deficiency shall be paid within thirty (30) days of the date of such invoice, together with a penalty payment equal to 10 percent of the amount by which Retailer failed to satisfy the Purchase Requirement in any given year. For example, if Retailer had gross retail revenues equal to $10,000,000 and


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        Retailer paid Rentrak $800,000 for Cassettes obtained pursuant to this
        Agreement, the PPT Deficiency would be $450,000 and the penalty payment would be $45,000.

        (c). Retailer's ordering and purchase of Products shall be in full compliance with all terms and conditions obtained in this Agreement, as modified and supplemented by this Addendum and all Program Supplier or Rentrak established minimum and maximum ordering limitations and/or requirements set forth in this Agreement and Addendum including but not limited to Section 5. All monthly communication charges shall be waived for all Retail Locations provided that such Retail Locations deliver the data specified by Rentrak at Retailer's expense. "Rental priced" Cassettes shall mean any and all Cassettes that have a manufacturer's suggested retail price of $35 or more. In addition to the Purchase Requirement contained herein, Retailer may, but shall be under no obligation to order such other titles under PPT as it may determine, which order shall comply with and be subject to the terms of this Agreement, as modified and supplemented by this Addendum. Section 3 of the National Account Agreement shall not in any way limit or restrict Retailer's obligations pursuant to Section 5 of this First Amendment.

        (d). With regard to ordering limitations imposed by certain Program Suppliers, if Retailer elects to carry a particular title in a Retail Location, Retailer shall be required to order a given title released by such Program Suppliers for each Retail Location of similar or larger size if Retailer orders the same title for one Retail Location (i.e., if Retail Location A, a store with average monthly revenues of $10,000 from the rental and sale of video cassettes, orders a certain title from a certain Program Supplier, Retailer shall be required to order the same title for all of Retailer's Retail Locations of similar or larger size to Retail Location A).

        (e). If a Retailer rents cassettes or other media to the public at a store which was designated in Retailer's order as a Retail Location with respect to that title, and which cassettes were obtained by means other than pursuant to this Agreement and the Addendum, and are of the same title as Cassettes available under PPT which Retailer was required to order pursuant to this Agreement and the Addendum, Retailer agrees that rentals of all such cassettes or other media of such title that are in a format or media available under PPT at that Retail Location, regardless of how obtained, shall be reflected, reported and revenue sharing paid as if they were obtained under this Agreement and the Addendum. Payment of such fees shall not in any respect constitute a waiver of Rentrak's right to declare such action a default under this Agreement. With respect to Cassettes leased hereunder and under the Addendum, Retailer may not purchase the cassettes or other media of such title and use them as rental inventory, remove the title from rental availability except as provided herein and in the Addendum, or take any other steps to deprive Rentrak of all available revenue under the established terms for the title's lease term except to the extent that, once "used sell-through" is permitted for a particular title by its terms, Retailer


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        may remove Cassettes no longer required for rental use to Retailer's
        Warehouse for subsequent sale at non-PPT locations by recording the same as a sale and making the required remittance to Rentrak upon transfer.

        6. Retailer has developed a Point of Sale computer system ("POS System") that utilizes its own proprietary software POS System Software that allows Retailer to effect and record rental and sales transactions of prerecorded video cassettes ("Cassettes"), video games and other products. During the term of the PPT Agreement, Retailer agrees not to modify or otherwise change its POS System Software without Rentrak's approval, which approval may be withheld in Rentrak's sole discretion. Retailer acknowledges that it is imperative to Rentrak's business that all modifications to Retailer's POS System Software be approved by Rentrak in order to assure proper integration with the PPT System. In order to protect the integrity of Retailer's POS System's Software and the proper integration with the PPT System, Retailer agrees to deliver on the date of execution of this Agreement a true copy of the source code for its POS System Software to Rentrak and provide Rentrak with all documentation relating to such software. Retailer represents and warrants to Rentrak that such copy of source code is an exact copy of the source code to the POS System Software currently being used by Retailer in its Retail Locations. Rentrak agrees to maintain the confidentiality of the source code and to keep such source code in a secure location (i.e., safe deposit box or safe). Rentrak shall not use the source code for its own purposes other than to verify that no changes or other modifications have been made to Retailer's POS System Software. If Retailer modifies or changes in any respect the POS System Software without Rentrak's prior approval, Retailer agrees that it shall pay Rentrak a penalty payment of $100,000 each time Retailer modifies its POS System Software without Rentrak's consent. Retailer agrees that this penalty is reasonable and shall be in addition to and not in lieu of any actual or consequential damages to which Rentrak may be entitled as a result of such modifications to the POS System Software.

        7. The parties acknowledge that they have a dispute concerning the reporting of data by the ABC DataTrak system. The parties desire to resolve this dispute by forever releasing and discharging each other from claims arising therefrom. Each of the parties hereto hereby releases, acquits and forever discharges each other, and their respective successors, officers, directors, employees, agents, and assigns, from and against any and all actions, causes of action, claims, demands, damages, liabilities, costs or expenses, of every kind and nature whatsoever, known or unknown, contingent or liquidated, that the parties hereto have or may hereafter have against each other, as a result of, or in any way arising on account of, or in any way arising out of, Retailer's and Coyote's past, present or future use of the ABC Datatrak System, and any data reporting errors or inaccuracies or omissions resulting therefrom. This release, however, shall not and does not release Retailer and Coyote from the obligation (and any liability associated therewith) to pay their invoices to and as submitted by Rentrak based on data generated by the ABC Datatrak System and the accounts receivable generated therefrom.

        8. The June 28, 1995, Agreement between Rentrak and Roadrunner is hereby superseded in its entirety by this First Amendment and shall have no further force or effect.


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     9.      Except as otherwise specifically amended hereby, all terms and conditions of the PPT Agreement and the Revolving Credit Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above by the parties set forth below.


RENTRAK:

Rentrak Corporation


By /s/ Ron Berger,
  -------------------------------------
  Ron Berger, President


COYOTE:

Coyote Enterprises, Inc.


By /s/ Terry W. Schneider
  -------------------------------------
  Terry W. Schneider


SCHNEIDER:

/s/ Terry W. Schneider
- ---------------------------------------
Terry W. Schneider, Individually and as
Guarantor



ROADRUNNER:


Roadrunner Video Enterprises, Inc.


By /s/ Terry W. Schneider
  -------------------------------------
  Terry W. Schneider, President


RVG:

Roadrunner Video Group, Inc., formerly
Business Data Group, Inc.


By /s/ Terry W. Schneider
  -------------------------------------
  Terry W. Schneider

Title CEO
     ----------------------------------


Page 7 - FIRST AMENDMENT

                                   EXHIBIT A

                                RECEIVABLES NOTE

$489,175.89                                                   Portland, Oregon
                                                           December 27th, 1995

        FOR VALUE RECEIVED, ROADRUNNER VIDEO ENTERPRISES, INC., a Kentucky Corporation ("Borrower") promises to pay to the order of RENTRAK CORPORATION, an Oregon corporation, ("Payee"), on or before January 12, 1996 (the "Expiry Date"), Four Hundred Eighty-Nine Thousand One Hundred Seventy-Five and 89/100 Dollars ($489,175.89), pursuant to the terms of that certain First Amendment to First Addendum to Rentrak National Account Agreement and First Amendment to Security Agreement, dated December , 1995 (the "First Amendment"). For purposes of this Receivables Note, the terms and conditions of Article IV of the Revolving Credit Agreement dated as of June 6, 1994, between Payee, Borrower, and Terry W. Schneider (the "Credit Agreement") shall be incorporated herein as if this Receivables Note were that Secured Revolving Note referenced in the Credit Agreement. Except upon the occurrence of an Event of Default and the acceleration of this Note by Payee, no advances shall be due until the Expiry Date. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

        Borrower also promises to pay interest on the unpaid principal amount of this Receivables Note at the rate and at the times which shall be determined in accordance with the provisions of Section 2.2.1 of the Credit Agreement. This Receivables Note is subject to prepayment at the option of Borrower.

        This Receivables Note is secured by the Security Agreement dated June 6, 1994 (the "Security Agreement").

        All payments of principal and interest due in respect of this Receivables Note shall be made without defense, set off or counterclaim, in lawful money of the Untied States of America, and in same day funds and delivered to Payee by wire transfer to Payee's account, ABA No. 1211-4039-9 for credit to Account No. 09000887-70 at Silicon Valley Bank, 3000 Lakeside Drive, Santa Clara, California 95054-2894, Reference: Rentrak Corporation, for the benefit of Roadrunner Video Enterprises, Inc., or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

        THE CREDIT AGREEMENT AND THIS RECEIVABLES NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OREGON WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.


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      Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Receivables Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

      The terms of this Receivables Note are subject to amendment only in the manner provided in the Credit Agreement.

      No reference herein to the Credit Agreement and no provision of this Receivables Note or the Credit Agreement or the other Loan Documents shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Receivables Note at the place, at the respective times, and in the currency herein prescribed.

      Borrower promises to pay pursuant to Section 6.7 of the Credit Agreement all fees, costs and expenses incurred in the collection and enforcement of this Receivables Note. Borrower and endorsers of this Receivables Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be required under the Credit Agreement and other Loan Documents) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.


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     Whenever possible, each provision of this Receivables Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Receivables Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Receivables Note.

     IN WITNESS WHEREOF, Borrower has caused this Second Revolving Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.


                                   ROADRUNNER VIDEO ENTERPRISES, INC.


                                   By /s/ Terry W. Schneider
                                     ----------------------------------------
                                     Terry W. Schneider, President


                                   ROADRUNNER VIDEO GROUP, INC.
                                   formerly Business Data Group, Inc.


                                   By /s/ Terry W. Schneider
                                     ----------------------------------------
                                   Name Terry W. Schneider
                                       --------------------------------------
                                   Title CEO
                                         ------------------------------------


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
                                   EXHIBIT B


                    (list of Coyote owned Retail Locations)